Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS

This report (including the following section regarding results of operations) contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not an exclusive means of identifying forward-looking statements in the report. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, we can only base such statements on facts and factors that we currently know. Consequently, forward-looking statements are inherently subject to risks and uncertainties including, but not limited to, the risks described in the Risk Factors section and elsewhere in this report. Actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any events or circumstances that may arise after the date of this report.

The following discussion and analysis should be read in conjunction with the unaudited consolidated financial statements and accompanying notes contained in this interim report and the audited consolidated financial statements and accompanying notes included in our revised Annual Report for the year ended March 31, 2003. All amounts are expressed in United States dollars unless otherwise noted.

In connection with the preparation of our fiscal 2004 annual results, we determined that our previously published financial statements reflected errors in fiscal 2002 and 2003, and the first three quarters of fiscal 2004. Most notably, the financial statements for the first three quarters of fiscal 2004 did not properly reflect the appropriate revenue recognition for certain customer arrangements. Several additional adjustments were also identified. The financial statements included in this quarterly report as of and for the three months ended June 30, 2003 and 2002 reflect the appropriate characterization for certain customer arrangements and other noted adjustments. The restatement adjustments have no impact on the net cash flows of the Company. Investors should rely solely on the financial data in this quarterly report, and not on previously published quarterly results. A complete discussion of the restated financial data is included in Note 2 to our consolidated financial statements included in this quarterly report.

Overview

BakBone Software Incorporated (the Company) is an international data recovery solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open systems environments worldwide. Our corporate headquarters are located in San Diego, California. This facility houses executive management as well as sales, marketing, customer support and administrative departments. We maintain offices in Tokyo, Japan and Poole, Dorset, United Kingdom, whose primary activities surround the sales, marketing and administrative functions for the Pacific Rim and EMEA (Europe, Middle East, and Africa) regions, respectively. In addition, our United Kingdom and San Diego offices include engineering personnel responsible for the development effort of our NetVault core and NetVault Application Plug-in Module (APM) software products, respectively.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which conform to accounting principles generally accepted in the United States, except as discussed in Note 17 to the audited consolidated financial statements contained in our Annual Information Form for the year ended March 31, 2003, as amended by our Annual Information Form for the year ended March 31, 2004.

The preparation of our financial statements requires BakBone to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, BakBone evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, valuation allowance for deferred tax assets and valuation of goodwill. BakBone bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe there are several accounting policies that are critical to understanding our historical and future performance, as these policies affect the reported amounts of revenue and other significant areas that involve management’s judgments and estimates. These significant accounting policies are:

•	revenue recognition;

•	allowance for doubtful accounts;

•	valuation allowance for deferred tax assets; and

•	valuation of goodwill.

These policies, and our procedures related to these policies, are described below.

Revenue recognition

We recognize software license revenue upon delivery, provided all significant obligations have been met, persuasive evidence of an arrangement exists, fees are fixed and determinable, collections are probable, and we are not involved in significant production, customization, or modification of the software or services that are essential to the functionality of the software.

We license software and provide maintenance services to two distinct groups of customers: resellers and original equipment manufacturers (OEMs). We license software to resellers in arrangements under which they purchase a combination of software, post-contractual support and/or professional services (collectively “multiple element arrangements”). Post-contractual support includes rights to unspecified upgrades and enhancements, and telephone support. Professional services relate to implementation services and training. For these types of arrangements, we have established vendor specific objective evidence, or VSOE, of fair value for all elements in the multiple element arrangement, and thus, revenue is allocated to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when the same element is sold separately. We determine VSOE of fair value of post-contractual support based on substantive renewal rates for the same term post-contractual support.

We also license software under several OEM agreements, which are segregated into two categories for revenue recognition purposes. Certain OEM arrangements involve multiple elements where VSOE of fair value exists for all undelivered elements but VSOE of fair value does not exist for one or more delivered elements. Under these arrangements revenue is recognized using the residual method, whereby, the fair value of undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue, assuming delivery has occurred and collectibility is probable. Revenue allocated to post-contractual support is recognized ratably over the contractual term, which is generally one year. One OEM customer has a specific right of return, whereby the customer is contractually permitted to return our product during the arrangement period. We use historical returns experience with this customer to estimate potential returns and to establish the appropriate sales returns allowance.

We have also entered into multiple element arrangements with certain OEM customers under which, in addition to providing software licenses and maintenance services, we make a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under these arrangements are initially deferred and subsequently recognized ratably over the arrangement period. Revenue recognized under these arrangements is included under “Development Software Solutions” in Note 6 to the consolidated financial statements.

We have standard payment terms, which we offer to all of our customers, and we do not offer any extended payment terms. In addition, our sales agreements do not contain stock balancing rotation rights.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which results in a provision for bad debt expense. We determine the adequacy of this allowance by evaluating individual customer accounts receivable, considering the customer’s financial condition, credit history and current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Valuation allowance for deferred tax assets

In preparing our consolidated financial statements, we estimate our income tax liability in each of the jurisdictions in which we operate by estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and financial statement purposes. These differences result in deferred tax assets and liabilities. Significant management judgment is required in assessing the realizability of our deferred tax assets. In performing this assessment, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event that actual results differ from our estimates or we adjust our estimates in future periods, we may need to reduce our valuation allowance, which could materially impact our financial position and results of operations.

Valuation of goodwill

We have recorded goodwill in connection with the acquisitions we have completed in prior periods. As of April 1, 2002, we adopted the provisions of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3062, Goodwill and Other Intangible Assets (CICA Section 3062), and accordingly, ceased amortization of goodwill and performed the transitional impairment test prescribed by CICA Section 3062. We review our goodwill for impairment during the first quarter of each fiscal year or when an event or a change in facts and circumstances indicates the fair value of a reporting unit may be below its carrying amount. Events or changes in facts and circumstances that we consider as impairment indicators include the following:

•	significant underperformance of our business relative to expected operating results;

•	significant adverse economic and industry trends;

•	significant decline in stock price;

•	significant decline in revenues; and

•	expectations that a reporting unit will be sold or otherwise disposed.

The annual goodwill impairment test consists of a two-step process as follows:

Step 1.    We compare the fair value of each reporting unit to its carrying amount, including the existing goodwill. If the carrying amount of each reporting unit exceeds its fair value, an indication exists that each reporting unit’s goodwill may be impaired and we then perform the second step of the impairment test. If the fair value of each reporting unit exceeds its carrying amount, no further analysis is required.

Step 2.    We compare the implied fair value of each reporting unit’s goodwill, determined by allocating each reporting unit’s fair value to all of its assets and its liabilities in a manner similar to a purchase price allocation, to its carrying amount. If the carrying amount of each reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

Results of Operations

Investors should rely solely on the financial statements in this quarterly report and not on previously published quarterly results.

Three Months Ended June 30, 2003 (restated) Compared to Three Months Ended June 30, 2002 (restated).

Revenues

Revenues increased 54%, to $5.5 million for the three months ended June 30, 2003, from $3.6 million for the three months ended June 30, 2002. Revenues for the three months ended June 30, 2003 consisted of $4.5 million in licensing revenues, $1.0 million in service revenues, and $13,000 in development software solutions revenues compared to revenues for the three months ended June 30, 2002, which consisted of $3.1 million in licensing revenues and $526,000 in service revenues. We generated no development software solutions revenues during the three months ended June 30, 2002.

In November 2002, we decided to discontinue the MagnaVault product line, effective January 1, 2003. The three months ended June 30, 2002 included MagnaVault licensing and service revenues of $164,000 and $138,000, respectively. During the three months ended June 30, 2003, MagnaVault licensing revenues were immaterial and service revenues approximated $93,000. We do not expect to generate material revenues from this discontinued product line in the future.

Licensing Revenues

Our products are sold almost exclusively through our channel partners, value added resellers (VARs), value added distributors (VADs) and OEMs, in three geographic segments: North America, the Pacific Rim and EMEA. Fiscal 2003 experienced significant growth in OEM revenues worldwide, as prior to fiscal 2003, OEM revenues were not significant. During the three months ended June 30, 2003, substantially all of our OEM revenues were derived from our worldwide relationship with NCR Teradata (NCR).

In North America, licensing revenues for the three months ended June 30, 2003 increased 44% to $1.9 million, from $1.3 million for the three months ended June 30, 2002. Licensing revenues growth in North America was driven by the reseller channel. During the three months ended June 30, 2003, we continued to establish new reseller relationships, while leveraging existing relationships to grow revenues through the reseller channel.

In the Pacific Rim, licensing revenues for the three months ended June 30, 2003 increased 21% to $1.5 million, from $1.3 million for the three months ended June 30, 2002. The Pacific Rim grew licensing revenues through the reseller channel, as OEM licensing revenues declined slightly. During fiscal 2003, the Pacific Rim expanded its business operations into new territories, including China and Korea. The prior year’s expansion contributed to the increase in licensing revenues for the three months ended June 30, 2003.

In EMEA, licensing revenues for the three months ended June 30, 2003 increased 120% to $1.1 million, from $509,000 for the three months ended June 30, 2002. EMEA grew licensing revenues through both the reseller and OEM channels. The growth in OEM licensing revenues was due to the strength of our worldwide relationship with NCR, who accounted for a majority of EMEA’s OEM licensing revenues during the three months ended June 30, 2003. Increased sales to existing resellers, supplemented by sales to new resellers, also helped to drive licensing revenues higher. Furthermore, licensing revenues increased due to the expansion of our operations in EMEA during the three months ended June 30, 2003.

Service Revenues

Service revenues consist principally of maintenance revenues derived from the sale of customer support contracts. These contract fees generally approximate 20% of the licensing fee. Revenues from customer support contracts are deferred and amortized on a straight-line basis over the life of the contract, generally one year.

In North America, service revenues for the three months ended June 30, 2003 increased 71% to $557,000, from $326,000 for the three months ended June 30, 2002. In the Pacific Rim, service revenues for the three months ended June 30, 2003 grew 165% to $236,000, from $89,000 for the three months ended June 30, 2002. In EMEA, service revenues for the three months ended June 30, 2003 increased 94% to $215,000, from $111,000 for the three months ended June 30, 2002. The worldwide growth in service revenues is directly related to increased licensing revenues from sales to new customers and to maintenance contract renewals from existing customers.

Development Software Solutions Revenues

We have entered into multiple element arrangements with certain OEM customers under which, in addition to providing software licenses and maintenance services, we make a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, all sales amounts procured under these arrangements are initially deferred and subsequently recognized ratably over the arrangement period. Revenue recognized under these arrangements is included under “Development Software Solutions” in Note 6 to the consolidated financial statements. We recognized $13,000 in Development Software Solutions revenues during the three months ended June 30, 2003. We did not recognize any such revenues during the three months ended June 30, 2002.

Cost of Revenues

Cost of revenues for the three months ended June 30, 2003 totaled $796,000 with a gross margin of 86%, compared with cost of revenues of $321,000 with a gross margin of 91% for the three months ended June 30, 2002. These costs consisted of the direct cost of providing customer support, including salary and benefits of staff working in our customer support departments, as well as associated costs of computer equipment, telephone and other general costs necessary to maintain customer support for our end users. Also included in cost of revenues are software license royalties and the direct costs of raw materials and packaging for products shipped to customers. The direct costs of raw materials and packaging are nominal as products shipped to customers consist of a CD, manual, printed box and other media. Product costs for these items individually and in aggregate are minimal and we have little risk of inventory obsolescence due to the small quantities of these items needed to fill our customers’ orders and the short lead time to acquire additional materials. Raw material purchases are held in inventory until the sale of the related software product at which time the cost per unit sold is released to cost of revenues.

The increase in cost of revenues in absolute dollars was due to the overall increase in sales volume and to software license royalties associated with the development software solutions arrangements. Although we are required to defer the total arrangement value and recognize the related revenue over the arrangement period, third-party software license royalties are due upon our procurement of license sales. During the three months ended June 30, 2003, we recognized approximately $163,000 in software license royalties paid to third party software vendors. The increase in cost of revenues as a percent of total revenues for the three months ended June 30, 2003 compared to the three months ended June 30, 2002 was due primarily to additional customer support headcount and to timing differences between the recognition of development software solutions revenues and related third-party royalties.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of payroll, commission, marketing, and travel costs for our worldwide sales staff. Sales and marketing expenses increased $424,000, or 14%, to $3.6 million for the three months ended June 30, 2003, from $3.1 million for the three months ended June 30, 2002. The increase was attributed primarily to increases in headcount and performance-based payments, which consisted principally of commissions and bonuses. Headcount increased primarily in the Pacific Rim and EMEA, as we expanded our operations in those regions during fiscal 2003 and the first quarter of fiscal 2004. The increase in performance-based payments was a direct function of revenue growth during the three months ended June 30, 2003. Also contributing to the increase in sales and marketing expenses were travel, advertising and promotional costs surrounding the introduction of new products, most notably NetVault 7.0.

Sales and marketing expenses as a percentage of total revenues for the three months ended June 30, 2003 decreased to 65%, from 88% for the three months ended June 30, 2002. The decrease was due primarily to the increase in total revenues.

Research and Development Expenses

Research and development expenses consist primarily of salary and related costs for our worldwide engineering staff. Research and development expenses decreased $115,000, or 9%, to $1.1 million for the three months ended June 30, 2003, from $1.2 million for the three months ended June 30, 2002. The overall decrease was due primarily to a reduction in headcount surrounding the November 2002 decision to “end of life” the MagnaVault product line. While the Company has made recent research and development hires, research and development headcount as of June 30, 2002 exceeded that as of June 30, 2003.

Research and development expenses as a percentage of total revenues for the three months ended June 30, 2003 decreased to 20%, from 35% for the three months ended June 30, 2002. The decrease was due primarily to the increase in total revenues.

General and Administrative Expenses

General and administrative expenses include salaries and benefits for our corporate personnel and other expenses, such as facilities costs and professional services. General and administrative expenses remained constant between the three months ended June 30, 2003 and 2002. We incurred a slight increase in general and administrative expenses during the three months ended June 30, 2003 related to increases in corporate governance, public reporting and insurance costs. These increases were offset by a decrease in legal expenses during the three months ended June 30, 2003.

General and administrative expenses as a percentage of total revenues for the three months ended June 30, 2003 decreased to 26%, from 41% for the three months ended June 30, 2002. The decrease was due primarily to the increase in total revenues.

Stock-based Compensation

Effective April 1, 2002, we adopted the CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments (CICA Section 3870), under which we are required to apply a fair value-based method of accounting for all stock-based payments issued to non-employees and all direct awards of stock to employees. We continue to use settlement date accounting to account for employee stock options.

During the three months ended June 30, 2002, we recognized $451,000 in stock-based compensation expense in connection with the issuance of certain equity instruments to non-employees for services they rendered to us. The fair value of these equity instruments was calculated using the Black-Scholes option-pricing model and was recorded as stock-based compensation expense during the three months ended June 30, 2002. No such charges were incurred during the three months ended June 30, 2003.

Provision for income taxes

During the three months ended June 30, 2003 and 2002, we recognized provisions for income taxes of $128,000 and $22,000, respectively. During the three months ended June 30, 2003 and 2002, certain transactions between our foreign subsidiaries triggered tax liabilities for $76,000 and $22,000, respectively, in the respective jurisdictions in which we do business. Furthermore, we recognized a provision for income taxes of $52,000 during the three months ended June 30, 2003 related to taxable income generated during the period.

Quarterly Results of Operations

The following tables present certain unaudited statement of operations data for our last eight fiscal quarters and the percentage relationship of certain items to total revenues for the respective periods. This unaudited data has been prepared on the same basis as the audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

Investors should rely solely on the financial statements in this quarterly report and not on previously published quarterly results.

	Fiscal Quarter Ended
	2004	2003				2002
	Jun-03	Mar-03	Dec-02	Sep-02	Jun-02	Mar-02	Dec-01	Sep-01
	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)
	(U.S. dollars in thousands)
Revenues	$5,517	$5,521	$4,832	$3,980	$3,585	$3,087	$2,869	$2,286
Cost of revenues	796	534	405	390	321	326	324	293

Gross profit	4,721	4,987	4,427	3,590	3,264	2,761	2,545	1,993

Operating expenses:
Sales and marketing	3,563	3,068	3,025	2,893	3,139	2,733	2,596	2,639
Research and development	1,126	1,146	1,233	1,343	1,241	1,181	1,107	1,110
General and administrative	1,457	1,537	1,407	1,542	1,479	1,285	1,091	1,464
Stock-based compensation	—	—	—	85	451	—	—	—
Special charges	—	—	415	—	—	—	—	—

Total operating expenses	6,146	5,751	6,080	5,863	6,310	5,199	4,794	5,213

Operating (loss)	(1,425)	(764)	(1,653)	(2,273)	(3,046)	(2,438)	(2,249)	(3,220)
Interest (expense), net	(38)	(83)	(38)	(32)	(29)	(34)	(60)	(9)
Amortization of goodwill	—	—	—	—	—	(931)	(933)	(933)
Amortization of intangible assets	(14)	(14)	(13)	(14)	(14)	—	—	—
Impairment of goodwill	—	(446)	(442)	—	—	(2,508)	—	—
Foreign exchange (losses) gains, net	(5)	(24)	(29)	(15)	9	95	(14)	5
Other (expense) income, net	—	(7)	(10)	(1)	(1)	(431)	4	(5)
Minority interest	—	—	—	—	—	12	42	45

Loss before income taxes	(1,482)	(1,338)	(2,185)	(2,335)	(3,081)	(6,235)	(3,210)	(4,117)
Provision for income taxes	128	385	79	24	22	—	—	—

Net loss	$(1,610)	$(1,723)	$(2,264)	$(2,359)	$(3,103)	$(6,235)	$(3,210)	$(4,117)

	Fiscal Quarter Ended
	2004	2003				2002
	Jun-03	Mar-03	Dec-02	Sep-02	Jun-02	Mar-02	Dec-01	Sep-01
	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)
Revenues	100%	100%	100%	100%	100%	100%	100%	100%

Gross profit	86%	90%	92%	90%	91%	89%	89%	87%
Operating expenses:
Sales and marketing	65%	56%	63%	73%	88%	89%	90%	115%
Research and development	21%	20%	26%	34%	35%	38%	39%	49%
General and administrative	26%	28%	28%	39%	41%	41%	38%	64%
Stock-based compensation	—	—	—	2%	12%	—	—	—
Special charges	—	—	9%	—	—	—	—	—

Total operating expenses	112%	104%	126%	148%	176%	168%	167%	228%

Operating (loss)	-26%	-14%	-34%	-58%	-85%	-79%	-78%	-141%
Interest (expense), net	-1%	-2%	-1%	-1%	-1%	-1%	-2%	—
Amortization of goodwill	—	—	—	—	—	-30%	-33%	-41%
Amortization of intangible assets	—	—	—	—	—	—	—	—
Impairment of goodwill	—	-8%	-9%	—	—	-81%	—	—
Foreign exchange (losses) gains, net	—	—	-1%	—	—	3%	—	—
Other (expense) income, net	—	—	—	—	—	-14%	—	—
Minority interest	—	—	—	—	—	—	1%	2%

Loss before income taxes	-27%	-24%	-45%	-59%	-86%	-202%	-112%	-180%
Provision for income taxes	2%	7%	2%	—	1%	—	—	—

Net loss	-29%	-31%	-47%	-59%	-87%	-202%	-112%	-180%

Liquidity and Capital Resources

We have financed our operations primarily through private placements and public offerings of equity instruments in the Provinces of British Columbia, Alberta and Ontario, Canada, and through a private placement in the United States. Most recently, in July 2003, we raised proceeds of approximately $13.7 million, net of approximately $2.0 million in offering costs, through the issuance of 22,000,000 Series A Preferred Shares at CDN$1.00 per Preferred Share. These proceeds are not included in the balance of cash and cash equivalents as of June 30, 2003.

As of June 30, 2003, we had cash and cash equivalents of $4.0 million compared to $5.0 million as of March 31, 2003, a decrease of $1.0 million. Net cash used in operating activities was $804,000 and $2.0 million during the three months ended June 30, 2003 and 2002, respectively. Cash used in operating activities during the three months ended June 30, 2003 resulted from a net loss of $1.6 million, partially offset by non-cash depreciation and amortization of $224,000. Operating activities that contributed to the use of cash during the three months ended June 30, 2003 included increases in accounts receivable of $380,000 and other assets of $22,000, and a decrease in accrued liabilities of $86,000. Operating activities providing cash were an increase to accounts payable of $36,000 and an increase to deferred revenues of $1.0 million. Cash used in operating activities during the three months ended June 30, 2002 resulted from a net loss of $3.1 million, partially offset by non-cash depreciation and amortization of $236,000 and stock-based compensation of $451,000. Other operating activities that contributed to the use of cash during the three months ended June 30, 2002 included increases in accounts receivable of $136,000 and other assets of $84,000. Providing sources of cash were increases in accounts payable, accrued liabilities, and deferred revenue of $183,000, $284,000, and $218,000, respectively. The overall decrease in cash used in operating activities of $1.1 million during the three months ended June 30, 2003 from the three months ended June 30, 2002, is due primarily to the combination of significant revenue growth with only moderate increases in operating expenses.

Net cash used in investing activities was $178,000 and $86,000 during the three months ended June 30, 2003 and 2002, respectively. Net cash used in investing activities during the three months ended June 30, 2003, included $178,000 of capital expenditures related to our expansion into new geographic locations and to the purchase of computer equipment. Net cash used in investing activities during the three months ended June 30, 2002, consisted of capital expenditures of $86,000, which related primarily to the purchase of computer equipment.

Net cash used in financing activities was $43,000 during the three months ended June 30, 2003. Cash used in financing activities consisted of payments on capital lease obligations of $54,000, which were offset partially by $11,000 in proceeds from the exercise of warrants. Net cash provided by financing activities was $1.0 million during the three months ended June 30, 2002. Cash provided by financing activities during the three months ended June 30, 2002 consisted primarily of gross proceeds from the exercise of warrants of $1.3 million, which was offset partially by $46,000 in capital lease payments and $187,000 in payments on a note payable.

We currently expect to fund expenditures for capital requirements, as well as liquidity needs from a combination of available cash balances, internally generated funds and financing arrangements. We believe that cash and cash equivalents existing as of June 30, 2003 will be sufficient to meet our anticipated cash needs through the next twelve months. However, internally generated funds, when combined with proceeds from the aforementioned financing, may not be sufficient to cover our liquidity requirements in future fiscal years, and in that case, we may be required to obtain additional credit facilities. Additional debt would result in increased interest expenses and could result in covenants that would restrict our operations. Additionally, a decrease in demand for our products and services could adversely affect our business, which in turn, could adversely affect our ability to obtain access to new credit facilities in the future and could increase the cost of such facilities. We may also seek additional sources of funding, including the public or private issuance of equity instruments; however, there is no guarantee that such sources will be available in amounts or on terms acceptable to us, if available at all. The sale of additional equity securities would result in immediate and potentially significant dilution to our shareholders.

Estimated future uses of cash in fiscal 2004 include capital expenditures for equipment of approximately $300,000.

At June 30, 2003, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, special purpose, or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we did not engage in trading activities involving on-exchange traded contracts. As a result, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships. We do not have relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties except as disclosed herein.

Risk Factors

You should consider each of the following factors as well as the other information in this report in evaluating our business and our prospects. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the following risks actually occur, our business and financial results could be harmed. In that case the trading price of our common stock could decline. You should also refer to the other information set forth in this report, including our financial statements and the accompanying notes.

Competition in our target markets could reduce our sales on several fronts.

We have a number of competitors in our target markets. If existing or new competitors gain market share, our business and operating results could be adversely affected. Many of our competitors have greater financial resources than we do in the areas of sales, marketing and product development and we expect to face additional competition from these competitors in the future. Our existing and future competitors could introduce products with superior features, scalability and functionality at lower prices than our products. Our competitors could gain market share by bundling existing or new products with other more established products or by acquiring or forming strategic alliances with our other competitors. If our competitors are successful in gaining market share, our business, operating results, and financial condition could be adversely affected.

Our revenues will decline significantly if the market does not continue to accept our NetVault product.

We derive substantially all of our licensing revenues from our NetVault product. We currently expect to continue to derive substantially all of our revenues from this product. If the market does not continue to accept this product, our revenues will decline significantly, and this would negatively affect our operating results. Factors that may affect the market acceptance of our NetVault product include the performance, price and total cost of ownership of our product and the availability, functionality and price of competing products and technologies. Many of these factors are beyond our control.

We derive a significant amount of revenues from only a few customers.

We have derived, and believe we will continue to derive, a significant portion of our revenues from a limited number of customers. Most notably, one customer accounted for approximately 17% of consolidated revenues during the three months ended June 30, 2003. Many of our key customers have recently announced that their own businesses are slowing, which could adversely affect their demand for our products. If any of our largest customers were to reduce purchases from us, our business would be adversely affected. In addition, we do not have contracts with our key customers that require such customers to purchase a specified number of software licenses from us. Therefore, we cannot be sure that these customers will continue to purchase our products at current levels. As a result, a significant reseller in one period may decide not to purchase our product in a subsequent period, which would have an adverse impact on our revenues.

Failure to manage our growth could adversely affect our business.

If we fail to manage our growth effectively, our business and operating results could be adversely affected, which could cause the market price of our stock to fall. We expect to continue to grow our operations domestically and internationally, and to hire additional employees. The growth in our operations and staff has placed, and will continue to place, a significant strain on our management systems and resources. If we fail to manage our future anticipated growth, we may experience higher operating expenses, and we may be unable to meet the expectations of securities analysts or investors with respect to future operating results. To manage this growth we must continue to:

•	improve our financial and management controls, reporting systems and procedures;

•	add and integrate new employees;

•	control expenses; and

•	integrate geographically dispersed operations.

We have committed a significant amount of funds to obtaining additional systems and facilities to accommodate our current and future anticipated growth. To the extent that this anticipated growth does not occur or occurs more slowly than we anticipate, we may not be able to reduce expenses to the same degree. Any failure to manage our growth effectively could seriously harm our business and operating results.

Inability to protect our technologies could affect our ability to compete.

We may receive claims that we have infringed the intellectual property rights of others. As the number of products in the software industry increases and the functionality of these products continue to overlap, we become increasingly susceptible to infringement claims, including patent, trademark and copyright infringement claims. In addition, past employers of former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention from our core business, require us to stop selling or delay shipping our product, or cause the redesign of our product. In addition, we may be required to pay monetary amounts as damages, for royalty or licensing arrangements, or to satisfy indemnification obligations that we have with some of our customers.

We license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing this software. Our inability to use any of this third party software could result in shipment delays or other disruptions in our business, which could materially and adversely affect our operating results.

Inability to protect our proprietary information will adversely affect our business.

We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We license some of our products under “shrink wrap” license agreements that do not require a physical signature by the end user licensee and therefore may be unenforceable under the laws of some jurisdictions. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or to obtain or use information that we regard as proprietary.

Our products have a short product life cycle.

Software products typically have a limited life cycle and it is difficult to estimate when they will become obsolete. We must therefore continually develop and introduce innovative new products and/or upgraded versions of our existing products before the current software has completed its life cycle. If we are unable to keep pace with the need to supply new products, we may not be able to achieve and sustain the level of sales required for success.

Our foreign operations and sales create unique challenges that could adversely affect our operating results.

An investment in our securities involves greater risk than an investment in many other businesses because we have significant operations outside of the United States, including engineering, sales and client services, and we plan to expand these international operations. As of June 30, 2003, we had 45 employees in EMEA and 36 employees in the Pacific Rim. Our foreign operations are subject to a number of risks, including:

•	potential loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	the impact of Severe Acute Respiratory Syndrome (SARS);

•	imposition of foreign laws and other governmental controls, including trade restrictions;

•	unexpected domestic and international political or regulatory changes;

•	fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce our customers’ ability to obtain financing for software products or which could make our product more expensive in those countries; and

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations.

In addition, our foreign sales are substantially denominated in their respective local currency, creating risk of foreign currency translation gains and losses that could adversely affect our business and operating results.

We rely on competing equipment manufacturers as a material source of revenues.

A portion of our revenues comes from our OEMs that incorporate our storage management software into their hardware solution. Risks associated with our OEM customers include:

•	we have no control over the shipping dates or volumes of systems they ship;

•	they have no obligation to recommend or offer our software products;

•	they may generally have no minimum sales requirements and can terminate our relationship at any time or upon short notice;

•	they could choose to develop their own data availability products and incorporate those products into their systems instead of our products;

•	they could develop enhancements to and derivative products from our products; and

•	they could change their own base products, which could make it difficult for us to adapt our products to theirs.

Finally, our OEM customers compete with one another. If one of our OEM customers views the products we have developed for another OEM as competing with its products, it might decide to stop doing business with us, which could adversely affect our business and our operating results.

Our success depends on our ability to develop new and enhanced products that achieve widespread market acceptance.

Our future success depends on our ability to address the rapidly changing needs of our customers by developing and introducing new products, product updates and services on a timely basis, by extending the operation of our products on new platforms, and by keeping pace with technological developments and emerging industry standards. In order to grow our business, we are committing substantial resources to develop software products and services for the SAN (Storage Area Network) market and the NAS (Network Attached Storage) market. Each of these markets is new and industry standards for these markets are evolving and changing. If these markets do not develop as anticipated, or demand for our products in these markets fails to materialize or occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

Our quarterly revenues may fluctuate significantly, which could cause the market price of our stock to be extremely volatile.

We may experience a shortfall in revenues in any given quarter in relation to our plans or investor expectations. Any such shortfall in revenues could cause the market price of our stock to fall substantially. Our revenues in general, and our licensing revenues in particular, are difficult to forecast and are likely to fluctuate significantly from quarter-to-quarter due to a number of factors, many of which are outside of our control. These factors include:

•	the timing and magnitude of sales through our OEM customers;

•	the introduction, timing and market acceptance of new products;

•	the rate of adoption of NAS and SAN technologies and the timing and magnitude of sales of our products and services for these markets;

•	the extent to which our customers renew their maintenance contracts with us;

•	changes in our pricing policies and distribution terms; and

•	the possibility that our customers may defer purchases in anticipation of new products or product updates by us or by our competitors.

You should not rely on the results of any prior periods as an indication of our future performance. If we have a shortfall in revenues in any given quarter, our efforts to reduce our operating expenses in response will likely lag behind the revenues shortfall. Therefore, any significant shortfall in revenues will likely have an immediate adverse effect on our operating results for that quarter.

Existing strategic alliances may be terminated and we may be unable to develop new relationships.

Our growth and marketing strategies are based, in part, on seeking out and forming strategic alliances with third-party suppliers, VARs, VADs, OEMs and other businesses integral to our future success. None of our channel partners or OEMs has any obligation to continue selling our products and any of them may terminate their relationship with us at any time. We cannot assure you that existing strategic alliances will not be terminated or modified in the future nor can we assure you that we will be able to develop new relationships.

A portion of our revenues comes from OEM sales that incorporate our storage management software into the OEM hardware solution. We have no control over the shipping dates or volumes of systems the OEMs ship and they have no obligation to ship systems incorporating our software. They also have no obligation to recommend or offer our software products exclusively or at all. These OEMs also could choose to bundle competitors’ products in lieu of our product.

We expect a large portion of our revenues will come from our channel partners across the world. These partners have no obligation to establish a sales relationship or to continue selling any of our products and may terminate the relationship with us at any time upon written notice as described in the related channel partner agreements.

Our products may contain significant defects, which may result in liability and/or decreased sales.

Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Despite our efforts to test our products, we might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the development or release of new products or new versions of products and adversely affect market acceptance of our products. End-user customers use our products for applications that are critical to their businesses, and they have a greater sensitivity to product defects than the market for other software products generally. Our customers may claim that we are responsible for damages to the extent they are harmed by the failure of any of our products. If we were to experience significant delays in the release of new products or new versions of products, or if customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs, and our business and operating results could be adversely affected.

We may require additional capital and raising such capital will dilute our shareholders’ ownership interest in us.

We may need to raise additional funds from lenders and/or equity markets. In July 2003, we raised proceeds of approximately $13.7 million, net of approximately $2.0 million in offering costs, through the issuance of 22,000,000 Series A Preferred Shares at CDN$1.00 per Preferred Share. However, internally generated funds, when combined with the aforementioned proceeds, may not be sufficient to cover our liquidity requirements, and in that case, we may require additional capital. In the case that we do require additional capital, we cannot assure you that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If we raise additional capital or arrange for debt financing through mechanisms, which involve additional issuance of our stock, control of the Company may change and shareholders will experience dilution to their equity interests in the Company.

Evolving regulation of corporate governance and public disclosure may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new SEC regulations are creating uncertainty for companies such as ours. These new or changed securities laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving securities laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed securities laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.

We may be unable to hire and retain qualified employees.

Our future growth and success depends on our ability to hire and retain qualified employees as needed, and to manage our employee base effectively. If we are unable to hire and retain qualified employees, our business and operating results may be adversely affected. We need to hire and retain sales, technical, and management personnel to support the planned expansion of our business and to meet the anticipated increased customer demand for our products and services. Competition for people with the skills we require is intense, particularly in the San Diego area where our headquarters is located, and the high cost of living in this area makes our recruiting and compensation costs higher. As a result, we expect to continue to experience increases in compensation costs. We cannot assure you that we will be successful in hiring or retaining new personnel.

Inflation and Changing Prices

Inflation and changing prices have not had a material impact on our operations.

Foreign Currency

Our revenues result mainly from sales made in United States dollars, British pounds, Euros and Japanese yen. We will continue to incur operating costs mainly in United States dollars, British pounds, Japanese yen and, to a lesser extent, Euros and Canadian dollars. Thus, our operations are susceptible to fluctuations in currency exchange rates. We do not currently engage in hedging or other activities to reduce exchange rate risk but may do so in the future, if conditions warrant.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	June 30, 2003	March 31, 2003
	(Unaudited)
	(restated)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$4,031	$5,045
Accounts receivable, net of allowance for doubtful accounts of $121 and $87, respectively	5,202	4,822
Other assets	879	850

Total current assets	10,112	10,717

Capital assets, net	2,295	2,239
Intangible assets, net	152	166
Goodwill, net	3,583	3,583
Other assets	560	567

Total assets	$16,702	$17,272

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$901	$865
Accrued liabilities	2,988	3,050
Current portion of deferred revenue	3,336	2,409
Current portion of capital lease obligations	75	97
Current portion of note payable	1,652	1,652

Total current liabilities	8,952	8,073
Deferred revenue, excluding current portion	2,944	2,837
Capital lease obligations, excluding current portion	83	45
Other liabilities	—	24

Total liabilities	11,979	10,979

Shareholders’ equity:
Share capital, no par value, unlimited shares authorized, 58,640,216 and 58,625,216 shares issued and outstanding, respectively	57,745	57,734
Share capital held by subsidiary	(66)	(66)
Accumulated deficit	(52,216)	(50,606)
Cumulative exchange adjustment	(740)	(769)

Total shareholders’ equity	4,723	6,293

Total liabilities and shareholders’ equity	$16,702	$17,272

APPROVED BY THE BOARD:

(Signed) “KEITH RICKARD”	(Signed) “J.G. (JEFF) LAWSON”
Director	Director

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

AND ACCUMULATED DEFICIT

(U.S. dollars in thousands, except per share and share data)

(Unaudited)

	Three months ended
	June 30, 2003	June 30, 2002
	(restated)	(restated)
Revenues	$5,517	$3,585

Cost of revenues	796	321

Gross profit	4,721	3,264

Operating expenses:
Sales and marketing	3,563	3,139
Research and development	1,126	1,241
General and administrative (excluding $0 and $451 of stock-based compensation)	1,457	1,479
Stock-based compensation	—	451

Total operating expenses	6,146	6,310

Operating loss	(1,425)	(3,046)
Interest expense, net	(38)	(29)
Amortization of intangible assets	(14)	(14)
Foreign exchange (loss) gain, net	(5)	9
Other expense, net	—	(1)

Loss before income taxes	(1,482)	(3,081)

Provision for income taxes	128	22

Net loss	(1,610)	(3,103)

Accumulated deficit, beginning of period	(50,606)	(41,157)

Accumulated deficit, end of period	$(52,216)	$(44,260)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.06)

Weighted-average common shares outstanding:
Basic and diluted	58,621,216	53,589,133

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2003	June 30, 2002
	(restated)	(restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,610)	$(3,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	224	236
Stock-based compensation	—	451
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(380)	(136)
Other assets	(22)	(84)
Accounts payable	36	183
Accrued liabilities	(86)	284
Deferred revenue	1,034	218

Net cash used in operating activities	(804)	(1,951)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(178)	(86)

Net cash used in investing activities	(178)	(86)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligations	(54)	(46)
Payments of debt	—	(187)
Proceeds from exercise of warrants	11	1,273

Net cash (used in) provided by financing activities	(43)	1,040

Effect of exchange rate changes on cash and cash equivalents	11	185

Net decrease in cash and cash equivalents	(1,014)	(812)

Cash and cash equivalents, beginning of period	5,045	5,502

Cash and cash equivalents, end of period	$4,031	$4,690

Cash paid during the period for:
Interest	$8	$19

Income Taxes	$42	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Non-cash investing and financing activity:
Equipment acquired under capital leases	$70	$—

See accompanying notes to consolidated financial statements.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003

(in U.S. dollars)

(Unaudited)

(1)    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Description of Business

BakBone Software Incorporated (BakBone), a Canadian company, is an international data recovery solution provider that develops and distributes data backup, restore, and disaster recovery software for network storage and open systems environments worldwide. The Company’s corporate headquarters are located in San Diego, California.

(b)  Basis of Presentation

The information as of June 30, 2003 and for the three months ended June 30, 2003 and 2002 is unaudited. The consolidated financial statements include the accounts of BakBone and its subsidiaries, collectively referred to as the Company, after elimination of all significant intercompany balances and transactions. In the opinion of management, the unaudited consolidated financial statements included herein reflect all adjustments (all of which are normal and recurring in nature) necessary to present fairly the financial position, results of operations and cash flows of the Company as of and for the three months ended June 30, 2003 and 2002. The results of operations for the periods presented are not necessarily indicative of the results that may be expected for any future periods or for the full fiscal year. The consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in Canada and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s revised Annual Report for the fiscal year ended March 31, 2003.

(c)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)  Reclassification

Certain prior period amounts shown in the consolidated financial statements have been reclassified to conform to the current presentation.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)    RESTATEMENTS

In connection with the preparation of its fiscal 2004 annual results, the Company determined that its previously published financial statements reflected errors in fiscal 2003 and 2002, and the first three quarters of fiscal 2004. The following presents the details, by category, aggregating the increase in net loss from the restatement adjustments for the three months ended June 30, 2003 and 2002 (in thousands):

	Three months ended
	June 30, 2003	June 30, 2002
Net increase (decrease) in net loss
Revenue adjustments	$2,197	$45
Stock-based compensation	—	55
Other operating expenses	(33)	111
Other expense	14	14

	$2,178	$225

Descriptions of the categories of the restatement adjustments to BakBone’s net loss for the three months ended June 30, 2003 and 2002 are set forth below:

Revenue adjustments

The financial statements for the first three quarters of fiscal 2004 did not properly reflect the appropriate revenue recognition for certain customer arrangements. Specifically, under certain arrangements, the Company makes a commitment to the customer to provide unspecified future software products. As VSOE of fair value cannot be determined for the unspecified future software products, the Company determined that all sales amounts procured under these arrangements be initially deferred and subsequently recognized ratably over the arrangement period. Therefore, previously reported revenues totaling $2.3 million recognized in the three months ended June 30, 2003 were reclassified to deferred revenue as of June 30, 2003. Furthermore, for the three months ended June 30, 2003, $13,000 of revenue was recognized under these arrangements and is classified as “Development Software Solutions” as described in Note 6 to the consolidated financial statements.

Furthermore, the Company determined that revenues totaling $94,000 recognized initially during the third and fourth quarters of fiscal 2003 should have been deferred as of March 31, 2003. During the three months ended June 30, 2003, $53,000 of this deferred revenue was recognized.

In connection with the Company’s 53% step acquisition of BakBone KK in March 2002, the Company recorded 100 percent of BakBone KK’s deferred revenue balances that existed on the date of the step acquisition. An adjustment was made to record these deferred revenue balances at fair value on the date of the acquisition, which led to corresponding adjustments that decreased service revenues by $45,000 during the three months ended June 30, 2002. These adjustments were made to conform to accounting rules and interpretations regarding acquisition transactions that require recognition of deferred revenue only to the extent it represents a legal obligation assumed by the acquiring entity.

Stock-based compensation

Adjustments to stock-based compensation were $55,000 for the three months ended June 30, 2002. The Company identified instances where certain equity instruments granted to non-employees during the year ended March 31, 2003 were valued using a Black-Scholes model assumption that was incorrect. The Company re-calculated these amounts and recorded an additional $55,000 in stock-based compensation during the three months ended June 30, 2002.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other operating expenses

The Company determined that aggregate other operating expense adjustments of ($33,000) and $111,000 for the three months ended June 30, 2003 and 2002, respectively, should have been recorded.

The $33,000 reversal of legal expenses during the three months ended June 30, 2003 represents the reversal of legal expenses accrued as part of a restatement as of March 31, 2003.

The restatement adjustment for the three months ended June 30, 2002 represents the incurrence of $111,000 in additional rent expense. This expense was recorded originally as of March 31, 2002 in connection with an unused facility liability; however, the criteria for liability and expense recognition were not met as of March 31, 2002. Thus, the applicable rent expense was reversed during the three months ended March 31, 2002 and recorded during the three months ended June 30, 2003.

Other expense

The adjustment to other expense was $14,000 in both the three months ended June 30, 2003 and 2002. The original purchase price of the Company’s 53% step acquisition of BakBone KK allocated no value to separately identified intangible assets. The Company has since determined that $222,000 in amortizable intangible assets should have been recorded, with the intangible assets being amortized over the assets’ useful life of four years.

Weighted-average common shares outstanding

The Company determined that the number of weighted-average shares outstanding, which is used to calculate basic and diluted earnings per share, required adjusting for the three months ended June 30, 2003 and 2002. Historically, the Company considered certain shares to be contingently issuable for purposes of calculating the number of weighted-average shares outstanding. In accordance with the Canadian Institute of Chartered Accountants Handbook (CICA) Section 3500, Earnings Per Share, contingently issuable shares are included in the calculation of the number of weighted-average shares only after the contingent event has been satisfied. Upon further review, the Company determined that these shares were improperly classified as contingently issuable, thus, the number of weighted-averaged shares outstanding was adjusted accordingly. As a result, the number of weighted-average common shares was increased by 1,761,897 and 3,332,542 for the three months ended June 30, 2003 and 2002, respectively.

Impacts of the restatement on the accompanying consolidated financial statements

The following provides a summary of the impact of the restatements for the periods presented in the accompanying consolidated financial statements:

Consolidated statement of operations for the three months ended June 30, 2003 as restated

Net loss for the three months ended June 30, 2003 was increased by $2.2 million from net income of $568,000 to net loss of $1.6 million. The components of the increase included:

•	$2.2 million decrease in revenue associated with revenue adjustments for certain customer arrangements;

•	$53,000 increase in revenue associated with the prior year deferral of certain arrangements;

•	$33,000 decrease in general and administrative expenses associated with a decrease in accrued liabilities; and

•	$14,000 increase in amortization expense due to the reclassification of certain goodwill balances to intangible assets. The $14,000 amortization charge represents a new expense as the amounts previously recognized as goodwill were not amortized.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidated statement of operations for the three months ended June 30, 2002 as restated

Net loss for the three months ended June 30, 2002 was increased by $225,000 from $2.9 million to $3.1 million. The components of the increase included:

•	$45,000 decrease in revenue associated with the reduction of deferred revenue balances obtained through acquisition in the prior fiscal year;

•	$55,000 increase in stock-based compensation due to an adjustment to an assumption used in a stock option valuation model;

•	$111,000 increase in general and administrative expenses associated with the recognition of rent expense surrounding the reversal of the lease liability during the year ended March 31, 2002; and

•	$14,000 increase in amortization expense due to the reclassification of certain goodwill balances to intangible assets. The $14,000 amortization charge represents a new expense as the amounts previously recognized as goodwill were not amortized.

Consolidated balance sheet as of June 30, 2003 as restated

As of June 30, 2003

•	$152,000 net increase in intangible assets due to the reclassification of certain goodwill balances to intangible assets;

•	$400,000 decrease in goodwill represents the combination of a $178,000 reduction related to the deferred revenue purchase accounting adjustment and a $222,000 reduction due to the reclassification of certain goodwill balances to intangible assets;

•	$653,000 aggregate reduction in current portion of deferred revenue and $2.9 million aggregate increase in deferred revenue, excluding current portion, associated with revenue adjustments for certain customer arrangements and deferred revenue balances obtained through acquisition; and

•	$210,000 increase in share capital resulting from stock-based compensation adjustments.

Consolidated balance sheet as of March 31, 2003 as restated

As of March 31, 2003

•	$166,000 net increase in intangible assets due to the reclassification of certain goodwill balances to intangible assets;

•	$400,000 decrease in goodwill represents the combination of a $178,000 reduction related to the deferred revenue purchase accounting adjustment and a $222,000 reduction due to the reclassification of certain goodwill balances to intangible assets;

•	$33,000 increase in accrued liabilities associated with an increase in general and administrative expenses;

•	$94,000 increase in deferred revenue associated with the deferral of certain arrangements;

•	$210,000 increase in share capital resulting from stock-based compensation adjustments; and

•	$2.7 million reduction to the current portion of deferred revenue, and corresponding increase to deferred revenue, excluding the current portion. This reclassification was driven by the change in revenue recognition pertaining to one of the Company’s OEM arrangements.

The restatement adjustments described above have no impact on the net cash flows of the Company.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)    GOODWILL AND INTANGIBLE ASSETS

On April 1, 2002, the Company adopted CICA Section 3062, Goodwill and Other Intangible Assets (CICA Section 3062), and accordingly, discontinued the amortization of goodwill. The Company had separately identifiable intangible assets of $222,000 as of April 1, 2002, and has not acquired any intangible assets since that date.

In connection with the annual goodwill impairment evaluation specified by CICA Section 3062, the Company completed the annual impairment test of goodwill during the first quarter of fiscal 2004. The first step of the annual goodwill impairment test required the Company to determine and compare the fair value of its defined reporting units to their carrying values as of April 1, 2003. The fair value of each reporting unit was determined using a discounted cash flow valuation analysis. The carrying value of each reporting unit was determined by specifically identifying and allocating the assets and liabilities of BakBone to each reporting unit based on headcount, relative revenues, or other methods as deemed appropriate by management. The Company believes that the assumptions made for these analyses are reasonable and consistent. The estimated fair values exceeded the carrying values for each reporting unit, resulting in no indication of impairment. Consequently, the second step of the impairment test was not required.

(4)    STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS

Effective April 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments (CICA Section 3870), under which the Company is required to apply a fair value-based method of accounting for all stock-based payments issued to non-employees and to all direct awards of stock to employees. The Company will continue to use settlement date accounting to account for employee stock options.

During the three months ended June 30, 2002, the Company recognized $451,000 in stock-based compensation expense in connection with the issuance of certain equity instruments to non-employees in connection with services they rendered to the Company. The fair value of these equity instruments was calculated using the Black-Scholes option-pricing model and was recorded as stock-based compensation expense during the three months ended June 30, 2002. No such expense was incurred during the three months ended June 30, 2003.

In addition to the disclosures relating to the Company’s outstanding stock options presented in Note 7 of the revised audited annual financial statements, CICA Section 3870 requires the disclosure of pro forma net earnings and earnings per share information as if the Company had accounted for employee stock options and warrants under the fair value method. The Company has elected to disclose pro forma net loss and pro forma net loss per share as if the Company had accounted for its employee stock options and warrants issued since April 1, 2002 under the fair value method. A summary of the pro forma disclosure and the impact on the unaudited consolidated statements of operations is presented in the table below.

	Three months ended June 30, 2003 (restated)	Three months ended June 30, 2002 (restated)
Net loss, as reported (restated)	$(1,610)	$(3,103)
Compensation expense related to the fair value of stock options	359	616

Pro forma net loss (restated)	$(1,969)	$(3,719)

Net loss per share—basic and diluted:
Net loss, as reported	$(0.03)	$(0.06)

Pro forma net loss	$(0.03)	$(0.07)

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of options granted during the three months ended June 30, 2003 and 2002 was estimated at the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	Three months ended June 30, 2003	Three months ended June 30, 2002
Risk-free interest rate	2.61%	3.81%
Dividend yield	0	0
Volatility factor	100%	100%
Weighted-average expected life of the options	4.45	2.64

The Company has assumed no forfeiture rate; adjustments for actual forfeitures will be made in the period they occur. The weighted-average fair value of options issued during the three months ended June 30, 2003 and 2002 was $0.68 and $0.72, respectively.

(5)    NET LOSS PER COMMON SHARE

The Company calculates net loss per common share in accordance with CICA Handbook Section 3500, Earnings per Share (CICA Section 3500). Under CICA Section 3500, basic net loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted net loss per common share reflects the effects of potentially dilutive securities.

The Company has excluded all potentially dilutive securities from the calculation of diluted loss per share as their inclusion would be antidilutive. The number of potentially dilutive common shares excluded from the calculations of diluted loss per share was 7,220,021 and 5,649,060, respectively, for the three months ended June 30, 2003 and 2002.

(6)    SEGMENT INFORMATION

Prior to November 2002, the Company’s operating segments were organized on the basis of its products—NetVault and MagnaVault. During the third quarter of fiscal 2003, the Company discontinued the MagnaVault product line, and as a result, will no longer present segment information by product line. Revenues are generated from the selling of software licenses, related support services, and development software solutions. Development software solutions consists solely of revenue recognition under OEM arrangements, whereby the Company commits to provide the customer with unspecified additional software products.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table represents a summary of revenues, capital assets and goodwill by major geographic region:

	Three months ended
	June 30, 2003	June 30, 2002
	(restated)	(restated)
Revenues
Licensing:
EMEA	$1,121	$509
Pacific Rim	1,522	1,263
North America	1,853	1,287

Total	4,496	3,059

Service:
EMEA	215	111
Pacific Rim	236	89
North America	557	326

Total	1,008	526

Development Software Solutions:
EMEA	—	—
Pacific Rim	—	—
North America	13	—

Total	13	—

Total revenues	$5,517	$3,585

One customer accounted for approximately 17% of consolidated revenues during the three months ended June 30, 2003. No one customer accounted for greater than 10% of consolidated revenues during the three months ended June 30, 2002.

	EMEA	Pacific Rim	North America	Total
Identifiable assets at June 30, 2003:
Capital assets, net	$452	$261	$1,582	$2,295
Goodwill, net (restated)	$907	$—	$2,676	$3,583

Identifiable assets at March 31, 2003:
Capital assets, net	$374	$272	$1,593	$2,239
Goodwill, net (restated)	$907	$—	$2,676	$3,583

(7)    COMMITMENTS AND CONTINGENCIES

(a)  Litigation

The Company is involved in litigation and claims, which arise from time to time in the normal course of business. In the opinion of management, based in part on the advice of legal counsel, any liability that may arise from such contingencies would not have a significant adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

BAKBONE SOFTWARE INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b)  Employee Benefit Trust

In connection with the Company’s acquisition of NetVault Holdings Ltd. in March 2000 and in an attempt to retain key NetVault Holdings Ltd. employees, 2,100,000 common shares of the Company were placed in an Employee Benefit Trust (EBT) and allocated to certain NetVault Holdings Ltd. employees. The Company incurs a National Insurance Contribution (NIC) liability in the United Kingdom, which is a tax on earned income, whenever an employee removes shares from the EBT. The NIC liability equates to a percentage of the fair value of common shares on the date of removal. Due to the uncertain nature of estimating when shares will be removed from the EBT, NIC liabilities will be recorded when incurred. As of June 30, 2003, 936,834 allocated and unexercised shares remained in the EBT and the NIC liability rate as of this date was 12.8%.

(8)    SUBSEQUENT EVENTS

In July 2003, the Company, by way of private placement, issued to a third party venture capital firm an aggregate of 22,000,000 Series A Preferred Shares at CDN$1.00 per Preferred Share for proceeds of approximately $13.7 million, net of an estimated $2.0 million in financing costs. Each preferred share will be convertible at any time, at the option of the holder, and in certain circumstances at the option of the Company, into one common share and will generally entitle the holder to voting rights on an as-converted basis with holders of common shares. The funds are to be used for working capital, to pay down an existing note payable in full and for general corporate purposes.

Subsequent to the aforementioned financing and also in July 2003, the Company paid the remaining principal and interest balance, $1.7 million in aggregate, on a note payable. The Company has no further obligation under this note payable.

In July 2003, in a transaction unrelated to the aforementioned financing activities, 1,761,897 common shares were released from escrow. The shares were initially placed in escrow in connection with the NVS acquisition in March 2000. Subsequent to the July 2003 release, the Company has no common shares in escrow.